Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2013, with respect to the consolidated financial statements of Fiat Industrial S.p.A. included in the Registration Statement on Form F-4, originally filed with the Securities and Exchange Commission on May 14, 2013 as amended to date, and related Prospectus of FI CBM Holdings N.V. for the mergers of Fiat Industrial S.p.A. and CNH Global N.V. with and into FI CBM Holdings N.V.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

June 6, 2013